New Products, Improved Inventory Propels Ford To Top-Selling Automaker in September with Retail Sales Up 34.3 Percent Compared To August; 52,000 New Vehicle Orders Placed; Lincoln Brand Retail Sales Increase 52.6 Percent Over August as Nautilus Sales Soar

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September 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**156,614**	**83,554**	**70,260**	**2,800**
Total Sales vs. Sep. 2020	-17.7%	-22.6%	3.4%	-80.3%
Retail Sales vs. Sep. 2020	-20.8%	-29.7%	3.7%	-79.5%

HIGHLIGHTS

- **September's results made Ford the number No. 1 seller of vehicles in the U.S. for the month.** August improvements in production and inventory paid off in September, with Ford's retail sales up 34.3 percent over the previous month, boosting Ford's retail share for the month to an estimated 12.9 percent – up 3.8 percentage points over August. Ford's September U.S. sales totaled 156,614 vehicles. Going into October, Ford's gross stock totaled 236,000 – up 21,000 vehicles compared to the start of September.
- **Vehicles are moving from dealer lots to customers at the fastest pace this year, while 31 percent of retail sales where from previously placed customer orders.** This compares to 6 percent last year. Ford continued to expand its retail orders in September with 52,000 new orders placed.
- **Ford's electrified vehicle portfolio continues to attract new customers to the brand at a higher rate than Ford overall – at a conquest rate that is 6 points above.** September brought another new record for Ford electrified vehicles. Ford's electrified vehicle sales hit 9,150 – up 91.6 percent over last year.
- **F-150 Lightning reservations have now surpassed the 150,000 mark,** with over 75 percent of these reservations coming from outside of Ford.
- **At the end of September, Ford's highly anticipated new Maverick pickup posted its first sales report with 506 sold.** Dealers are reporting that their customers love the size, maneuverability, and fuel efficiency and its affordable price point.
- **F-Series sales continued to expand, marking its best month since the semiconductor shortage began with 63,164 sold**, F-Series retail sales were up 13.4 percent over August results.
- **Ford brand SUV retail sales expanded 56.0 percent over August, while retail share increased an estimated 3.9 points to 10.1 percent.** Compared to August, Bronco Sport gained 74.2 percent at retail, Mustang Mach-E retail sales were up 9.2 percent, while Explorer gained 155.0 percent.

"New products and improved inventories made Ford America's best-selling automaker in September. Retail sales gained 34 percent, compared to August, and we expanded our retail share 3.8 percentage points. Inventory turn rates are at the highest we've ever seen, with 31 percent of our retail sales coming from filling customer orders. The highly anticipated Maverick had a successful launch at month's end, while the new Bronco is flowing to dealers with in-transit vehicles up 200 percent compared to a month ago."
– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS


Ford Commercial

Ford saw strong expansion of its commercial truck sales in September, up 16.6 percent over August. Strong gains also came from F-Series, which was up 36.5 percent over last year. Overall F-650/F-750 medium trucks were up 47.2 percent relative to year ago.


Ford Trucks

F-Series continued to expand its lead as America's best-selling truck for 2021. F-Series lead year-to-date now stands at 100,059 trucks; this is an expansion of 23,487 in September compared to August. Sales of F-150 PowerBoost Hybrid with its onboard generator totaled 3,537 pickups. The highly anticipated Maverick recorded its first sales at the end of September.


Ford SUVs

Bronco is flowing to dealer lots with in-transit inventory up nearly 200 percent compared to last month. Bronco retail sales were up 26.4 percent over August, while Bronco Sport sales were up 75.2 percent. Ford recorded a record 77.3 percent of AWD/4WD SUV mix, which helped to lower its incentive spend as a percentage of average transaction pricing to 3.9 percent. This is 10.3 points lower than a year ago and 0.6 points lower than August. Explorer retail sales were up 155 percent compared to August on improved availability.


Ford Performance

Mustang Mach-E retail sales expanded 9.2 percent in September. With 18,855 Mach-Es sold through September, Mach-E ranks second in full electric SUV sales behind Tesla's Model Y. Over-the-air modem activation rates for Mach-E are the highest in Ford's portfolio at 97 percent.


Lincoln SUVs

Retail sales of Lincoln's new Nautilus were up 37.5 percent over a year ago. At retail, Nautilus realized its best September retail sales performance in 14 years. Nautilus was Lincoln's best-selling vehicle for the month of September. On the strength of better production and inventory, Lincoln's overall retail sales increased 52.6 percent, compared to August results. Sales totaled 7,647 for the month, as Lincoln's entire lineup of SUVs posted sequential sales increases.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.